Exhibit 99.1

American Spectrum Realty Announces Three New Board Members

HOUSTON--(BUSINESS WIRE)--October 2, 2012--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, is pleased to announce that it has appointed three new members to its Board of Directors effective October 1, 2012.

American Spectrum takes great responsibility in the recruitment of new Board Members and strives for a diverse range of professional expertise and leadership. The Company is proud to welcome Mr. Patrick D. Barrett, Mr. Stacey F. Speier, and Mr. James L. Hurn as new members to the Board.

Mr. Barrett is a real estate investor owner/operator through his company Capstone Realty Partners, LLC, which he founded in 2002. Mr. Barrett is an experienced real estate executive and principal with more than twenty-five years of expertise in the acquisition and operation of all categories of investment properties. Mr. Barrett was appointed to the Company’s Audit, Compensation and Nominating/Corporate Governance Committees. Mr. Barrett brings real estate acquisition, operations, finance, management and leadership expertise to the Board.

Mr. Speier is currently the owner of Farmers Insurance – Speier Insurance Agency. From 1987 to 1994 Mr. Speier served as chief financial officer for First Realty Reserve, a tax shelter syndicator. As CFO, Mr. Speier was responsible for audit activities, review of financial statements, and monitoring the execution of the Company’s annual financial work plan. Mr. Speier was appointed to the Company’s Audit, Compensation and Nominating/Corporate Governance Committees. Mr. Speier brings accounting, insurance, and financial expertise to the Board.

Mr. Hurn is a senior executive and licensed attorney with extensive experience in investment assessment & selection, business valuation, strategic planning, capital structure design/fundraising, corporate finance and operational management. Mr. Hurn currently serves as Senior Counsel at Peissel Law Firm, L.L.P. and has over 36 years of direct investment and management experience with specific experience in raising capital. Mr. Hurn brings corporate financing, executive leadership, and legal expertise to the board.

These three new appointments follow the resignation of Board Member Presley E. Werlein, III. Mr. Werlein notified the Company of his intent to resign effective September 28, 2012, stating that he has accepted several new business projects that will require extensive travel and time, therefore limiting his ability to serve on the Board of Directors of the Company. He also expressed his pleasure serving on the Board and wished future success for the Company. Mr. Werlein had served as Chairman of the Company’s Compensation and Nominating/Corporate Governance Committees since 2006.

About American Spectrum Realty, Inc.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, office, industrial, self-storage, retail properties, and multi-family properties throughout the United States. The company has been publicly traded since 2001. American Spectrum Management Group, Inc. (“ASMG”) is a wholly-owned subsidiary of the Company that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASMG provides first-class management and leasing services for office, industrial, retail, self-storage, and multi-family properties, totaling over 11 million square feet in 18 states. For more information visit www.americanspectrum.com or call 888-315-2776.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO